Exhibit 10.13

SHARE PURCHASE AGREEMENT

among

7858078 CANADA INC.

and

STRATÉGIES EB INC.

dated as of

April 25, 2024

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of April 25, 2024

AMONG:

7858078 CANADA INC., a corporation organized and existing under the laws of Canada, whose head office is located at 730 boulevard du Curé-Boivin, in the City of Boisbriand, Province of Québec, J7G 2A7 (“Vendor”)

AND:

STRATÉGIES EB INC., a corporation organized and existing under the laws of the Province of Québec, whose head office is located at 9 rue Alfred-Laliberté, in the City of Notre-Dame-de-l’Île-Perrot, Province of Québec, J7W 0V2 (the “Purchaser”)

AND:

EB RENTAL, LTD., a corporation organized and existing under the laws of the State of Delaware, whose head office is located at 2915 Ogletown Rd, #2729, in the City of Newark, state of Delaware, 19713 (the “Corporation”)

(each a “Party” and collectively, the “Parties”)

RECITALS

WHEREAS, the Vendor and the Purchaser entered into a certain Letter of Intent (“LOI”) dated and executed on April 3rd, 2024, whereby the Vendor and the Purchaser agreed to enter into a share purchase agreement, such share purchase agreement which constitutes this Agreement by and between the Parties;

WHEREAS, Vendor owns all of the Shares in the capital of the Corporation, which is in the business of renting electric boats;

WHEREAS, Vendor wishes to sell to Purchaser, and Purchaser wishes to purchase from Vendor, the Shares, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01          Definitions. The following terms have the meanings specified or referred to in this Section 1.01:

“Accounts Receivable” means all trade and other receivables of the Target Corporation as of the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied, excluding: (a) Related Party Receivables; and (b) receivables due or unpaid more than 60 days after the original due date or 90 days after the original invoice date.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice or reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the original or restated articles of incorporation, articles of amendment, articles of continuance, articles of amalgamation, articles of arrangement, articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

“Assessment” has the meaning set forth in Section 5.08(e).

“Assets” means all the assets, real and personal, tangible and intangible of the Target Corporation.

“Balance Sheet” has the meaning set forth in the definition of “Financial Statements” in this Section 1.01.

“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements” in this Section 1.01.

“Benefit Plan” means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Target Corporation, or any spouses, dependents or survivors of any employee or former employee of the Target Corporation, or in respect of which a Target Corporation is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution Pension Plan and any group registered retirement savings plan), and supplemental pension, except that the term “Benefit Plans” shall not include any statutory plans with which the Target Corporation is required to comply, including the Canada Pension Plan, Québec Pension Plan and plans administered under applicable provincial health tax, workers' compensation, workplace health and safety and employment insurance legislation.

“Books and Records” means: (a) all of the Target Corporation’ books of account, accounting records and other financial data and information, including copies of filed Tax Returns and Assessments for each of the financial years of the Target Corporation ended before the date of this Agreement excluding the Assessment for the most recently completed financial period; (b) the corporate records of the Target Corporation; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, the Target Corporation or the Business; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise, that are in the possession or under the control of the Target Corporation, Vendor or an Affiliate thereof, including all data and information stored electronically or on computer related media.

“Business” means the rental of electric boats.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in Montréal, Québec are authorized or required by Law to be closed for business.

“Calculation Time” means 11:59:59 p.m. Montréal time on the day immediately preceding the Closing Date.

“Cash and Securities” means: (a) cash, excluding restricted cash; (b) money in bank accounts plus uncleared deposits less outstanding cheques; (c) guaranteed income certificates, certificates of deposit, banker's acceptances and similar instruments issued by a Canadian or a United States of America financial institution; and (d) marketable securities of the Corporation, determined in accordance with GAAP consistently applied, the whole calculated as of or before the date of the Closing Working Capital Statement.

“CFPOA” has the meaning set forth in Section 3.25(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” means the date hereof.

“Closing Date Tax Year” has the meaning set forth in Section 5.08(b).

“Closing Time” means 12:00 a.m. (Montréal time) on the Closing Date or such other time on the Closing Date as the parties agree in writing that the Closing shall take place.

“Closing Working Capital” means: (a) the Current Assets of the Target Corporation; less (b) the Current Liabilities of the Target Corporation, determined as of the Closing Time.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Code” means the Internal Revenue Code of 1986 (United States)

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would cover any of the Employees.

“Contracts” means all contracts, leases, deeds, mortgages, licences, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporation” has the meaning set forth in the recitals.

“Corporate IP” means all Intellectual Property that is owned or held for use by the Target Corporation.

“Corporate IP Agreements” means all licences, sublicences, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Target Corporation is a party, beneficiary or otherwise bound.

“Corporate IP Registrations” means all Corporate IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Current Assets” means consolidated Cash and Securities, Accounts Receivable, Inventories and prepaid expenses and deposits of the Target Corporation as at the Calculation Time, determined in accordance with GAAP consistently applied, but does not include: (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing; and (b) deferred Tax assets.

“Current Liabilities” means the consolidated trade and other payables, accrued Taxes and other accrued charges of the Target Corporation, determined in accordance with GAAP consistently applied, but does not include: (a) income Taxes payable; (b) accrued provisions; (c) deferred Tax liabilities; and (d) the current portion of long-term debt, determined in accordance with GAAP consistently applied.

“Direct Claim” has the meaning set forth in Section 7.05(b).

“Disclosure Schedules” means the schedules attached to this Agreement delivered by Vendor to Purchaser concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(b)(iii).

“Dollars” or $” means the lawful currency of the United States of America, unless otherwise specified herein.

“Employees” means those individuals employed by the Target Corporation on the date of this Agreement.

“Encumbrances” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security under sections 426 or 427 of the Bank Act (Canada), trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive licence or sole licence, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting the Corporation, the Shares or the Assets.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance.

“Environmental Notice” means any written directive, investigation, proceeding, letter or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with or breach of or potential breach of any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Government under any Environmental Law.

“Equity Compensation Plan Liability” means any payment owed to, or entitlement of, an Employee, or Liability, relating to or resulting from any Equity Compensation Plan, whether arising before or after the Closing Time other than any Liability arising because of the Purchaser Benefit Plans or the other terms and conditions of employment of Employees after Closing, except those Liabilities relating to terms and conditions of employment of Employees that Purchaser was unaware of as a result of a breach by Vendor of any of its representations and warranties in this Agreement (without reference to any survival period otherwise provided for in this Agreement).

“Equity Compensation Plans” means any deferred profit sharing plans, employee profit sharing plans and equity compensation plans that provide for grants of restricted shares or performance bonuses to Employees.

“FACFOA” has the meaning set forth in Section 3.25(a).

“FCPA” has the meaning set forth in Section 3.25(a).

“Financial Statements” means collectively the unaudited financial statements of the Target Corporation for the financial periods ended August 31st, 2023 (the “Balance Sheet Date”) and the end of the day immediately preceding the Closing Date, consisting of a balance sheet (the “Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto.

“GAAP” means generally accepted accounting principles as set forth in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with Accounting Standards for Private Enterprises, at the relevant time, applied on a consistent basis.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

“HST/GST” means all taxes levied under Part IX of the Excise Tax Act (Canada).

“ICA” means the Investment Canada Act.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” has the meaning set forth in Section 2.04(b)(iii).

“Independent Contractor” means: (a) any individual who is not, or was not (with respect to former Independent Contractors), an employee, officer or director of the Target Corporation, or any such individual's personal services company, and which individual or personal services company receives or received remuneration from the Target Corporation under a Contract for services; and (b) any individual who is an employee, officer or director of the Target Corporation, but who in the past was an individual who was not an employee, officer or director of the Target Corporation or any such individual's personal services company, and which individual or personal services company received remuneration from the Target Corporation under a Contract for services.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trade-marks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) all business names, corporate names, telephone numbers and other communication addresses owned or used by the Target Corporation; (c) internet domain names, whether or not trade-marks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter®, Facebook® and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (e) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Target Corporation; (f) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor's certificates and patent utility models); and (h) Software.

“Inventory” means all inventories and other supplies and consumables (but excluding advertising and publicity materials of the Target Corporation) wherever located, and whether on consignment or not as at the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied but excluding any obsolete or worn-out inventory or inventory that is no longer used or is not in its original packaging.

“Law” means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including legal fees, disbursements and charges on a solicitor-client basis and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Target Corporation; or (b) the ability of Vendor to consummate the transactions contemplated hereby on a timely basis; provided that: (i) “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Target Corporation operate; (C) any changes in financial or securities markets in general; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) general outbreaks of illness; (F) any action required or permitted by this Agreement, except under Section 3.05 and Section 5.05; (G) any changes in applicable Laws or accounting rules or principles, including GAAP; or (H) the public announcement, pendency or completion of the transactions contemplated by this Agreement; and (ii) any event, occurrence, fact, condition or change referred to in clauses (i)(A) through (E) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Target Corporation compared to other participants in the industries in which the Target Corporation conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Occupational Health and Safety Acts” means the Act respecting Occupational Health and Safety (Québec) and all other legislation of any applicable jurisdiction dealing with any of the subject matter of that Act or with respect to any aspect of the occupational health and safety of employees.

“OFAC” has the meaning set forth in Section 3.25(a)(iii).

“Ordinary Course”, when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Target Corporation conducted in a manner consistent with the Target Corporation’ past practice.

“Pension Plan” means a “registered pension plan” as that term is defined in section 248(1) of the Tax Act.

“Permits” means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent or, if overdue, are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves are being maintained and for which appropriate accruals have been established in the Financial Statements in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker's compensation, employment insurance, Canada Pension Plan and Québec Pension Plan programs mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) restrictions on the transfer of securities arising under Law or under the Articles; (d) the rights of counterparties under the Contracts; (e) undetermined or inchoate Encumbrances imposed or permitted by Law and incurred in the Ordinary Course and in the operation of the Real Property, such as builder's liens, construction liens, materialmens' liens and other liens, privileges or other charges of a similar nature that relate to obligations not due or delinquent or, if due and delinquent, are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves are being maintained; (f) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein that do not have a Material Adverse Effect on the value of the Real Property or the use of the Real Property or the operation of the Business as currently carried on at such Real Property; (g) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the Business or the Real Property; (h) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Real Property and that do not materially interfere with or affect the value or operation of the Business as currently carried on at such Real Property; (i) all permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licences, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of real property; provided that they are not of such a nature as to have a Material Adverse Effect on the value or use of the Real Property subject thereto or the operation of the Business as currently carried on at such Real Property; and (j) Encumbrances listed in Section 1.01 of the Disclosure Schedules.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Target Corporation who is a natural person or a natural person who is a shareholder of Vendor, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Target Corporation.

“Pre-Closing Benefit Liability” means any and all payments for which the Corporation is liable, which is attributable to entitlements owed to Employees or former employees of the Corporation or Vendor as of the Closing Time, or which such Employees or former employees will become entitled to after the Closing Time, resulting from any Benefit Plan or other agreements or arrangements made with Vendor or the Corporation before the Closing Time, and all claims, payments and obligations owed under any Benefit Plan arising or relating to a period before the Closing Time, including any incurred but not yet paid amounts owed to any Employee or former employee of the Corporation or Vendor but excluding any Liability arising because of the Purchaser Benefit Plans or other terms and conditions of employment of the Employees after Closing except those relating to terms and conditions of employment of Employees that Purchaser was unaware of as a result of a breach by Vendor of any of its representations and warranties in this Agreement (without reference to any survival period provided for in this Agreement).

“Pre-Closing Tax Periods” shall mean any Tax Period ending before the Closing and any pre-Closing portion of a Straddle Period.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 7.02.

“Purchaser Benefit Plans” has the meaning set forth in Section 5.07(b).

“QST” means all taxes levied under An Act Respecting the Québec Sales Tax.

“Real Property” means rights, title, estate and interest, present or future, of the Target Corporation in and to the lands and premises described in Section 1.01 of the Disclosure Schedules, including all buildings, erections, structures, fixtures and improvements of any nature or kind now and hereafter situated thereon and all other appurtenances thereto.

“Related Party” has the meaning set forth in Section 3.22(b).

“Related Party Debt” means all Liabilities owed by the Target Corporation to Vendor or any other Related Party.

“Related Party Receivables” means any receivable owing to the Target Corporation by Vendor or any other Related Party.

“Related Person” has the meaning set forth in Section 3.22(a).

“Remedial Order” means any Governmental Order issued, filed or imposed under any Environmental Law and includes any Governmental Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or Disposal be reduced or eliminated.

“Representative” means, with respect to any Person, any, and all, directors, officers, employees, consultants, financial advisors, lawyers, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(b)(ii).

“Restricted Period” has the meaning set forth in Section 5.04(a).

“Restrictive Covenants” has the meaning set forth in Section 5.04(f).

“Review Period” has the meaning set forth in Section 2.04(b)(i).

“SEMA” has the meaning set forth in Section 3.25(a).

“Shares” means all of the issued and outstanding shares in the capital of the Corporation, being 100 Common Stock in the capital of the Corporation.

“Software” means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext markup language, wireless markup language, xml and other computer markup languages, in object, source code or other code format.

“Statement of Objections” has the meaning set forth in Section 2.04(b)(ii).

“Straddle Period” means any Tax Period beginning before the Closing and ending after the Closing.

“Target Corporation” means the Corporation.

“Target Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Tax Act” means the Income Tax Act (Canada).

“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including HST/GST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan and Québec Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties or other additions associated therewith, whether or not disputed.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

“Territory” means any country or territory in which the Target Corporation conducted Business as of the Closing Date.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement and the Disclosure Schedules.

“Undisputed Amounts” has the meaning set forth in Section 2.04(b)(iii).

“Vendor” has the meaning set forth in the preamble.

“Vendor Indemnitees” has the meaning set forth in Section 7.03.

“Vendor’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Vendor or the Corporation, after due inquiry.

ARTICLE II

Purchase and Sale

Section 2.01          Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Vendor shall sell to Purchaser, and Purchaser shall purchase from Vendor, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02          Purchase Price and Payment.

(a)	The purchase price for the Shares shall be $1,000,000 USD, subject to adjustment under Section 2.04, on a cash-free debt free basis (the “Purchase Price”).

(b)	The Purchase Price shall be paid to the Vendor at Closing as follows:

(i)	an amount of $250,000 USD held as a deposit on account of the Purchase price (“Deposit”) by Vision Marine Technologies Inc. (“VMT”) acting as escrow agent pursuant to the LOI shall be remitted by VMT to the Vendor by certified cheque or wire transfer of immediately available funds to an account of the Vendor designated in writing by the Vendor to the Purchaser no later than two Business Days before the Closing (the “VMT Cash Amount”); and

(ii)	an amount of $750,000 USD (payable at the Purchaser’s option either in US currency, in Canadian currency at the Bank of Canada’s USD to CAD exchange rate as at the end of the Business Day that immediately precedes the Closing, or partly in US currency and partly in Canadian currency) shall be paid by the Purchaser to the Vendor by certified cheque or wire transfer of immediately available funds to an account of the Vendor designated in writing by the Vendor to the Purchaser no later than two Business Days before Closing (the “SEBI Cash Amount”).

Section 2.03          Transactions to be Effected at the Closing.

(a)	At the Closing, the Purchaser shall deliver to the Vendor:

(i)	the VMT Cash Amount and the SEBI Cash Amount;

(ii)	a release and discharge of the Vendor from all liabilities of the Vendor in connection with any Liabilities of the Corporation, except those Liabilities that Purchaser was unaware of as a result of a breach by the Vendor of any of its representations and warranties in this Agreement; and

(iii)	the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Purchaser at or before the Closing under Section 6.03.

(b)	At the Closing, the Vendor shall deliver to the Purchaser:

(i)	share certificates representing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank; and

(ii)	the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Vendor at or before the Closing under Section 6.02.

Section 2.04          Purchase Price Adjustment

(a)	Post-Closing Adjustment

(i)	Within 15 days after the Closing Date, Purchaser shall prepare and deliver to Vendor a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Corporation as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Purchaser that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent financial year end as if such Closing Working Capital Statement was being prepared and audited as of a financial year end.

(ii)	The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus $0 (the “Target Working Capital”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Vendor an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Vendor shall pay to Purchaser an amount equal to $0 minus the Post-Closing Adjustment (that is, an amount equal to the Target Working Capital minus the Closing Working Capital).

(b)	Examination and Review

(i)	Examination. After receipt of the Closing Working Capital Statement, Vendor shall have 15 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Vendor and Vendor’s accountant shall have full access to the Books and Records of the Corporation, the personnel of, and working papers prepared by, Purchaser and Purchaser’s accountant to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Closing Working Capital Statement as Vendor may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections; provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Corporation.

(ii)	Objection. On or before the last day of the Review Period, Vendor may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Vendor's objections in reasonable detail, indicating each disputed item or amount and the basis for Vendor's disagreement therewith (the “Statement of Objections”). If Vendor fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Vendor. If Vendor delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Vendor shall negotiate to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Vendor, shall be final and binding.

(iii)	Resolution of Disputes. If Vendor and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office an impartial nationally recognized firm of independent chartered professional accountants, other than Vendor’s accountant or Purchaser’s accountant, appointed by mutual agreement of Purchaser and Vendor or, failing such agreement, by the President of the Chartered Professional Accountants of Canada (the “Independent Accountant”) who shall be, who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)	Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by (A) Vendor and (B) Purchaser based upon the percentage that the amount actually contested but not awarded to Vendor or Purchaser, respectively, bears to the aggregate amount actually contested by Vendor and Purchaser.

(v)	Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement or the Post-Closing Adjustment, or both, shall be conclusive and binding upon the parties hereto.

(vi)	Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement, or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.04(b)(v); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Vendor, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 or 366 day year and the actual number of days elapsed, without compounding.

(c)	Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05          Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place and be effective as of the Closing Time by an electronic exchange of documents and funds between Vendor and Purchaser.

ARTICLE III

Representations and Warranties of Vendor

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Vendor represents and warrants to Purchaser (where such representations and warranties are required within the applicable context and to the best of the Vendor’s knowledge) that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01          Corporate Status and Authorization of Vendor. The Vendor is incorporated and validly existing under the laws of its jurisdiction of incorporation and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to the Vendor's Knowledge, the bankruptcy, insolvency, liquidation or winding up of the Vendor. The Vendor has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Vendor has the power and capacity to enter into this Agreement and the other Transaction Documents to which Vendor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Vendor of this Agreement and any other Transaction Documents to which the Vendor is a party, the performance by the Vendor of its obligations hereunder and thereunder and the consummation by the Vendor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Vendor. This Agreement has been duly executed and delivered by Vendor, and (assuming due authorization, execution and delivery by Purchaser), this Agreement constitutes a legal, valid and binding obligation of Vendor enforceable against Vendor in accordance with its terms. When each other Transaction Document to which Vendor is or will be a party has been duly executed and delivered by Vendor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Vendor enforceable against it in accordance with its terms.

Section 3.02          Corporate Status and Extra-Provincial Registration of the Target Corporation. The Corporation is a corporation incorporated and validly existing under the laws of the State of Delaware and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to Vendor’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of the Target Corporation. The Target Corporation has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Target Corporation has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Target Corporation is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. All corporate actions taken by the Target Corporation in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing. The Corporation is a “private issuer” with the meaning of section 2.4(1) of National Instrument 45-106 - Prospectus Exemptions.

Section 3.03          Capitalization

(a)	The authorized capital of the Corporation consists of one thousand five hundred (1,500) shares of Common Stock with no par value, of which only the Shares are issued and outstanding and constitute the Shares to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and Vendor is the registered and beneficial owner of the Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all the Shares, free and clear of all Encumbrances.

(b)	All the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Vendor or the Target Corporation is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Target Corporation or obligating Vendor or the Target Corporation to issue or sell any shares of, or any other interest in, the Target Corporation. The Target Corporation does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04          No Subsidiaries. The Corporation does not own, or have any interest in, any shares or have securities, or another ownership interest, in any other Person.

Section 3.05          No Conflicts; Consents. The execution, delivery and performance by Vendor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreement or other constating documents of Vendor or the Target Corporation; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Vendor or the Target Corporation; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Vendor or the Target Corporation is a party or by which Vendor or the Target Corporation is bound or to which any of their respective Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of the Target Corporation; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the Target Corporation. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Vendor or the Target Corporation in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as contemplated in Section 6.01.

Section 3.06          Financial Statements

(a)	Complete copies of the Target Corporation’s Financial Statements for the financial period ended August 31st, 2023 have been delivered to Purchaser. Complete copies of the Target Corporation’s Financial Statements for the financial period ended as of the end of the day immediately preceding the Closing Date shall be delivered to Purchaser within 15 days after the Closing Date. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved.

(b)	The Financial Statements: (i) are based on the Books and Records of the Target Corporation; and (ii) fairly, completely and accurately present in all material respects the Assets, Liabilities and financial position of the Target Corporation as of the respective dates they were prepared and the results of the operations of the Target Corporation for the periods covered thereby.

(c)	The Corporation maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07         Undisclosed Liabilities. The Target Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, the “Liabilities”), except: (a) those that are adequately reflected or reserved against in the Financial Statements; and (b) those that have been incurred in the Ordinary Course consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 3.08          Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the Ordinary Course consistent with past practice, there has not been, with respect to the Target Corporation, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the Articles, by-laws, unanimous shareholder agreement or other constating documents of the Target Corporation;

(c)	split, consolidation or reclassification of any shares in the Target Corporation;

(d)	issuance, sale or other disposition of any shares in the Target Corporation, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in the Target Corporation;

(e)	declaration or payment of any dividends or distributions on or in respect of any shares in the Target Corporation or redemption, retraction, purchase or acquisition of their shares, except for any dividends or distributions declared or paid by the Target Corporation in respect of any excess cash of the Target Corporation, which have been disclosed to the Purchaser;

(f)	material change in any method of accounting or accounting practice of the Target Corporation, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)	material change in the Target Corporation’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course consistent with past practice;

(j)	transfer, assignment, sale or other disposition of any of the Assets or cancellation of any debts or entitlements, except for sales of inventory in the Ordinary Course consistent with past practice;

(k)	transfer, assignment or grant of any licence or sublicence of any material rights under or with respect to any Corporate IP or Corporate IP Agreements;

(l)	material damage, destruction or loss (whether or not covered by insurance) to any of its Assets;

(m)	any capital investment in, or any loan to, any other Person;

(n)	acceleration, termination, material modification to or cancellation of any Contract to which a Target Corporation is a party or by which it is bound;

(o)	any material capital expenditures;

(p)	imposition of any Encumbrance upon any of the Shares or Assets, tangible or intangible;

(q)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, Independent Contractor or consultant;

(r)	hiring or promoting any individual as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the Ordinary Course;

(s)	adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, Independent Contractor or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral;

(t)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(u)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)	adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution, or the commencement of any proceedings by the Target Corporation or its creditors seeking to adjudicate the Target Corporation as bankrupt or insolvent, making a proposal with respect to the Target Corporation under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for the Target Corporation or for any substantial part of its Assets;

(w)	purchase, lease or other acquisition of the right to own, use or lease any Assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

(x)	acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(y)	action by the Target Corporation to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Target Corporation; or

(z)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09          Material Contracts

(a)	Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Target Corporation (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including, brokerage contracts) listed or otherwise disclosed in Section 3.10(e) of the Disclosure Schedules and all Corporate IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)	each Contract of the Target Corporation involving aggregate consideration in excess of $10,000 and that, in each case, cannot be cancelled by the Target Corporation without penalty or without more than 90 days' notice;

(ii)	all Contracts that require the Target Corporation to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)	all Contracts that provide for the indemnification by the Target Corporation of any Person or the assumption of any Tax, Environmental or other Liability of any Person;

(iv)	all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any Real Property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(v)	all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a Target Corporation is a party;

(vi)	all employment agreements and Contracts with Independent Contractors or consultants (or similar arrangements) to which a Target Corporation is a party and that are not cancellable without material penalty or without more than 90 days' notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees) of the Target Corporation;

(viii)	all Contracts with any Governmental Authority to which a Target Corporation is a party;

(ix)	all Contracts that limit or purport to limit the ability of the Target Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)	any Contracts to which a Target Corporation is a party that provide for any joint venture, partnership or similar arrangement by the Target Corporation;

(xi)	all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Target Corporation to manage, or supervise the management of, the business and affairs of the Target Corporation;

(xii)	all Contracts between or among (A) the Target Corporation and (B) Vendor or any Affiliate of Vendor (other than the Target Corporation);

(xiii)	all Collective Agreements to which the Target Corporation is a party; and

(xiv)	any other Contract that is material to the Target Corporation and not previously disclosed under this Section 3.09.

(b)	Each Material Contract is valid and binding on the Target Corporation in accordance with its terms and is in full force and effect. None of the Target Corporation or, to Vendor's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

Section 3.10          Title to Assets; Real Property; Leases

(a)	The Target Corporation is the legal and beneficial owner of the Real Property, personal property and other Assets reflected in the Financial Statements.

(b)	The Target Corporation has good and marketable title in fee simple to, or a valid leasehold interest in, all Real Property and personal property and other Assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than Assets sold or otherwise disposed of in the Ordinary Course consistent with past practice since the Balance Sheet Date. All such Real Property, personal property and Assets (including leasehold interests) are free from all Encumbrances except for Permitted Encumbrances.

(c)	The Target Corporation does not and has not directly or indirectly owned any legal or beneficial interest in any real property, other than the Real Property.

(d)	The Target Corporation has kept and maintained the Real Property in good operating condition and repair to preserve its value and operating efficiency, normal wear and tear excepted.

(e)	Section 3.10(e) of the Disclosure Schedules lists: (i) the municipal address of each parcel of Real Property; (ii) if such Real Property is leased or subleased by the Target Corporation, the details of such lease or sublease, including the name of the landlord, the rental amount currently being paid, and the expiration of the term of such lease or sublease; and (iii) the current use of such Real Property.

(f)	With respect to the current use of the Real Property:

(i)	all licences, certificates, consents, approvals, rights, permits (including building and occupancy permits) and agreements required to enable the Real Property to be used, operated and occupied in its current and intended manner are being complied with or have been obtained, or to the extent that any have not already been obtained, the same are not yet required and, if not yet required but the same are material, the Target Corporation has no reason to believe that the same will not be available before the time that the same are so required;

(ii)	all applicable legal and contractual requirements with regard to the use, occupancy, construction and operation thereof, including all zoning, by-laws, environmental, flood hazard, fire safety, health, handicapped facilities, building and other laws, ordinances, codes, regulations, orders and requirements of any governmental authority are being complied with, in all material respects;

(iii)	all declarations, easements, rights-of-way, covenants, conditions and restrictions of record are being complied with, in all material respects;

(iv)	all building services required for the proper functioning of the Real Property have been obtained, are functioning properly, and are fit and suitable for their intended purpose.

(g)	There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of any Real Property or that would restrict the ability of the Target Corporation to directly or indirectly transfer any Real Property.

(h)	With respect to leased Real Property:

(i)	Vendor has delivered or made available to Purchaser true, complete and correct copies of any, and all, leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements or modifications thereto.

(ii)	The Target Corporation is not a sublessor or grantor under any sublease, licence, occupancy agreement or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.

(iii)	As of the date hereof, the leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements or modifications are in good standing and in full force and effect, and no material default has occurred on the part of the Target Corporation under any of such leases, nor to Vendor's Knowledge has any material default occurred by the tenants under any of the such leases (except, in each case, any such default that has previously been cured).

(iv)	To Vendor's Knowledge, there is no existing condition that, but for the passage of time or the giving of notice, could result in (A) default by the Target Corporation under the terms of any of the leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements or modifications, or (B) default by a tenant under the terms of its lease.

(v)	There is no material existing defect or condition affecting any of leased Real Property that is materially impairing the current use of such leased Real Property in connection with the Business and the Target Corporation.

(i)	No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Target Corporation, and there is no encroachment onto the Real Property by buildings or improvements from adjoining lands.

(j)	There are no Actions pending nor, to Vendor's Knowledge, threatened against the Target Corporation, the Real Property or any portion thereof or interest therein that would adversely affect the value of the Real Property, the income generated by the Real Property, vacancy rates in respect of the Real Property or the assets, financial condition, Business or operations of the Target Corporation.

(k)	Vendor has not withheld any information of a material nature relating to the Real Property.

(l)	All information relating to the Real Property that Vendor has delivered or will deliver to Purchaser is accurate.

Section 3.11          Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Target Corporation are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Target Corporation, together with all other Assets of the Target Corporation, are sufficient for the continued conduct of the Target Corporation’s Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Target Corporation as currently conducted.

Section 3.12          Intellectual Property

(a)	Section 3.12(a) of the Disclosure Schedules lists all: (i) Corporate IP Registrations; and (ii) Corporate IP, including Software, that are not registered but that are material to the Target Corporation’ Business or operations. All required filings and fees related to the Corporate IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Corporate IP Registrations are otherwise in good standing. Vendor has provided Purchaser with true and complete copies of file histories, documents, certificates, examiner's reports, office actions, correspondence and other materials related to all Corporate IP Registrations.

(b)	Section 3.12(b) of the Disclosure Schedules lists all Corporate IP Agreements. Vendor has provided Purchaser with true and complete copies of all such Corporate IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Corporate IP Agreement is valid and binding on the Target Corporation in accordance with its terms and is in full force and effect. Neither the Target Corporation nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Corporate IP Agreement.

(c)	The Target Corporation is the sole and exclusive legal and beneficial, and with respect to the Corporate IP Registrations, registered, owner of all right, title and interest in and to the Corporate IP, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business or the Target Corporation’s current operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Vendor has entered into binding, written agreements with every current and former employee of the Target Corporation, and with every current and former Independent Contractor, whereby such employees and Independent Contractors: (i) assign to the Target Corporation any ownership interest and right they may have in the Corporate IP; and (ii) acknowledge the Target Corporation’s exclusive ownership of all Corporate IP. Vendor has provided Purchaser with true and complete copies of all such agreements.

(d)	The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Target Corporation’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or the Target Corporation’s operations as currently conducted.

(e)	The Target Corporation’s rights in the Corporate IP are valid, subsisting and enforceable. The Target Corporation has taken all reasonable steps to maintain the Corporate IP and to protect and preserve the confidentiality of all trade secrets included in the Corporate IP, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)	The conduct of the Business as currently and formerly conducted, and the products, processes and services of the Target Corporation, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Corporate IP.

(g)	There are no Actions (including any oppositions, expungement proceedings, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a licence): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Target Corporation; (ii) challenging the validity, enforceability, registrability or ownership of any Corporate IP or the Target Corporation’s rights with respect to any Corporate IP; or (iii) by the Target Corporation or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Corporate IP. The Target Corporation is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any Corporate IP.

Section 3.13          Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Corporation free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Corporation.

Section 3.14          Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Corporation involving the sale of goods or the rendering of services in the Ordinary Course consistent with past practice; and (b) constitute only valid, undisputed claims of the Corporation not subject to claims of set-off or other defences or counter-claims other than normal cash discounts accrued in the Ordinary Course consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Corporation, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Corporation have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in notes to financial statements.

Section 3.15          Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers' compensation, vehicle, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by Vendor or its Affiliates (including the Target Corporation) and relating to the Assets, Business, operations, employees, officers and directors of the Target Corporation (collectively, the “Insurance Policies”) and true and complete copies of each of the Insurance Policies have been made available to Purchaser. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Vendor nor any of its Affiliates (including the Target Corporation) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable before Closing, will be paid before Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Target Corporation. All such Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the Business pending under any Insurance Policies as to which coverage has been questioned, denied or disputed, or in respect of which there is an outstanding reservation of rights. None of Vendor or any of its Affiliates (including the Target Corporation) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business that is similar to the Business of the Target Corporation and are sufficient for compliance with all applicable Laws and Contracts to which the Target Corporation are a party or by which they are bound.

Section 3.16          Legal Proceedings; Governmental Orders

(a)	There are no Actions pending or, to Vendor's Knowledge, threatened: (a) against or by the Target Corporation affecting any of its Assets (or by or against Vendor or any Affiliate thereof and relating to the Target Corporation); or (b) against or by the Target Corporation, Vendor or any Affiliate of Vendor that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its Assets.

Section 3.17          Compliance with Laws; Permits

(a)	The Target Corporation has complied, and is now complying, with all Laws applicable to it or its Business or Assets.

(b)	All Permits required for the Target Corporation to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Target Corporation, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18          Environmental Matters

(a)	The Target Corporation is: (i) in compliance with all applicable Environmental Laws; and (ii) possesses and is in compliance with all Environmental Permits necessary to operate the Business.

(b)	All such Environmental Permits are listed in Schedule 3.18(b) of the Disclosure Schedules. The Environmental Permits are in full force and effect. There are no Actions in progress, or, to Vendor's Knowledge, pending or threatened, that may result in the cancellation, revocation or suspension of any Environmental Permit.

(c)	None of the Target Corporation, the Business or the Assets are the subject of any Remedial Order.

(d)	The Target Corporation has not received, in the past three years, any Environmental Notice alleging that the Target Corporation is in violation of or has any Liability under any Environmental Law that is unresolved.

(e)	The Target Corporation has not entered into or agreed to any consent, settlement or other agreement, nor is the Target Corporation subject to any Governmental Order in any judicial, administrative, arbitral or other forum relating to compliance with or Liabilities under any Environmental Law.

(f)	The Target Corporation has not released any Hazardous Substances at, on or under any part of the Real Property, and, to Vendor’s Knowledge, there are no Hazardous Substances present within the area bounded by the ceiling, walls and floor of any building on any leased Real Property (and excluding anything outside these boundaries), in each case except as would not reasonably be expected to result in a Liability under any Environmental Law.

(g)	The Target Corporation has made available to Purchaser all Environmental audits, assessments, reports and similar reviews, and all correspondence regarding Environmental matters, to the extent that such records are in the possession or under the control of Vendor or the Target Corporation.

(h)	Neither Vendor nor the Target Corporation are aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Substances that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or Assets of the Target Corporation as currently carried out.

Section 3.19          Benefit Plans

(a)	Section 3.19(a) of the Disclosure Schedules contains a true and complete list of all Benefit Plans and all material documents that support each Benefit Plan. The Target Corporation is not a party to or bound by, nor does the Target Corporation have any Liability with respect to, any Benefit Plans other than those listed in Section 3.19(a) of the Disclosure Schedules.

(b)	There are no participating employers that have any obligations or Liabilities with respect to any Benefit Plan other than the Target Corporation, and the Target Corporation has no obligations or Liabilities under any Benefit Plan, including to provide benefits, to any Person who is not an employee, director or officer, or former employee, director or officer of the Target Corporation.

(c)	Each Benefit Plan complies with and is, and has been, established, registered (where required by Law), administered, funded and invested in all material respects in accordance with Law and the terms of such Benefit Plans, including the terms of the material documents that support such Benefit Plans.

(d)	With respect to each Benefit Plan, true and complete copies of each of the following documents, if applicable, have been made available to Purchaser: (i) the document(s) establishing the current terms of the Benefit Plan; and (ii) all other Contracts material to the Benefit Plan.

(e)	No Benefit Plan is a Pension Plan, and none of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees of the Target Corporation or to the beneficiaries or dependents of such Employees or former employees.

(f)	The Target Corporation does not have any obligation to pay any change-in-control, sale, completion, incentive, stay, retention and similar bonuses or payments to any current or former employee as a result of the transactions contemplated by this Agreement.

(g)	Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liabilities to the Target Corporation other than ordinary administrative expenses typically incurred in a termination event. The Target Corporation has no commitment or obligation and has not made any representations to any employee, officer, director, Independent Contractor or consultant, whether or not legally binding, to adopt, amend, modify or continue any Benefit Plan or any Collective Agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)	The Target Corporation has not received any notice in writing of any pending investigations, and, to Vendor's Knowledge, there are no pending or threatened investigations, by any Governmental Authority involving or relating to any Benefit Plan or any claims (except for claims for benefits payable in the Ordinary Course operation of the Benefit Plans) or Actions against the Target Corporation in respect of any Benefit Plan.

(i)	Each individual who is classified by the Target Corporation as an Independent Contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

Section 3.20          Employment Matters

(a)	Section 3.20(a) of the Disclosure Schedules sets forth the list of Employees, which indicates: (i) the titles of all Employees and the location of their employment; (ii) the date each Employee was hired; (iii) which Employees are subject to a written employment agreement with the Target Corporation; (iv) the annual wage of each Employee at the date of such list, any bonuses paid to each Employee since the end of the Target Corporation’s last completed financial year and before the date of such list and all other bonuses, incentive schemes, benefits, commissions and other compensation to which each Employee is entitled; (v) the vacation days to which each Employee is entitled on the date of such list; and (vi) the Employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident or other disabling condition.

(b)	Section 3.20(b) of the Disclosure Schedules lists: (i) all Contracts with any Employee who is a manager or executive of the Target Corporation or is being provided with an annual compensation of more than $100,000; and (ii) all Contracts that provide for severance, termination or similar payments or entitlements of more than $10,000, including on a change of control of the Target Corporation.

(c)	Correct and complete copies of all the Contracts set out in Section 3.20(b) of the Disclosure Schedules have been made available to Purchaser and templates of the Contracts that describe all of the terms of the Contracts relating to the list of Employees set out in Section 3.17(a) of the Disclosure Schedules have been made available to Purchaser.

(d)	The Target Corporation is not currently, and has not been, a party to any Collective Agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees, including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the Vendor's Knowledge, has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.

(e)	Section 3.20(e) of the Disclosure Schedules lists: (i) all Persons who are currently performing services for the Target Corporation as Independent Contractors under a Contract; and (ii) the current rate of compensation of each such Person. Substantially all the Independent Contractors provide services to the Target Corporation under standard form agreements, and a copy of each standard form agreement has been made available to Purchaser.

(f)	No notice in writing has been received by the Target Corporation of any complaint filed by any of its Employees or former employees against the Target Corporation or any current or former director or officer thereof or, to Vendor's Knowledge, is threatened or pending, claiming or alleging that the Target Corporation has violated any Laws applicable to the employee or human rights or of any complaints or Actions of any kind involving the Target Corporation or any of the Employees before any Governmental Authority, including a labour relations board, tribunal or commission.

(g)	There has been no increase in compensation from the base salary payable to the Employees between the Balance Sheet Date and the date of this Agreement.

(h)	No Employee has stated that he or she will resign or retire or cease to provide work or services because of the closing of the transactions contemplated by this Agreement.

(i)	There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment that the Target Corporation has received before the date of this Agreement from any workplace safety and insurance or workers' compensation board or similar Governmental Authority in any jurisdiction where the Business is carried on that remain unpaid.

(j)	There are no outstanding Governmental Orders or any pending charges made under any Occupational Health and Safety Acts relating to the Corporation or the Business and there have been no fatal or critical accidents within the last three years that might reasonably be expected to lead to charges involving the Corporation under the Occupational Health and Safety Acts. The Corporation has complied with all Governmental Orders issued under the Occupational Health and Safety Acts in all respects.

(k)	Each Independent Contractor, including the Independent Contractors who are listed in Section 3.20(k) of the Disclosure Schedules, has been properly classified as an independent contractor and the Corporation has not received any notice in writing or any oral notice from any Governmental Authority disputing such classification.

Section 3.21          Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)	The Target Corporation has duly filed all its Tax Returns with all appropriate Governmental Authorities. Each such Tax Return was true, correct and complete in all material respects. All Taxes due and payable by the Target Corporation for periods (or portions thereof) ending on or before the Closing Date (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been paid.

(b)	No Governmental Authority of a jurisdiction in which the Target Corporation has not filed a Tax Return has made any claim that the Target Corporation is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that the Target Corporation is subject to Tax in a jurisdiction in which the Target Corporation does not file Tax Returns.

(c)	There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Target Corporation.

(d)	True copies of all Tax Returns prepared and filed by the Target Corporation during the past three years, together with any notices of assessment of the Corporation during the past three years, have been made available to Purchaser on or before the date of this Agreement.

(e)	Adequate provision has been made in accordance with GAAP in the Books and Records for all Taxes payable in respect of the Business or the Assets.

(f)	The Target Corporation has not received any notice from any Governmental Authority that it is taking steps to assess any additional Taxes against the Target Corporation for any period for which Tax Returns have been filed and, to Vendor's Knowledge, there are no actual or pending audit investigations or other Actions of, or against, the Target Corporation by any Governmental Authority relating to Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Target Corporation.

(g)	The Target Corporation has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax return covering any Taxes for which the Target Corporation is or may be liable; (ii) the Target Corporation is required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess or collect Taxes for which the Target Corporation may be liable.

(h)	Vendor is not a non-resident of Canada within the meaning of the Tax Act.

(i)	The Target Corporation has duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in the United States of America for purposes of the Code) and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Target Corporation.

(j)	The Target Corporation has not acquired property or services from, or disposed of property to, a non-arm's length Person for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(k)	Based on financial information available on the date of this Agreement, the only reserves under the Code or any equivalent state or territorial law anticipated by Vendor to be claimed by the Target Corporation for the Straddle Period are set forth in Section 3.21(k) of the Disclosure Schedules.

(l)	The Target Corporation is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax-allocation agreement.

(m)	No Tax rulings have been requested or issued by any Tax authority with respect to the Target Corporation.

(n)	The Target Corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.

(o)	Section 3.21(o) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Target Corporation is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.22          Related-Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)	The Corporation has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, trustee or shareholder, or any Person with whom the Corporation is not dealing at arm's length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a “Related Person”).

(b)	Neither Vendor nor any Affiliate of Vendor (each, a “Related Party”) is a party to any Contract with the Corporation, no Related Party is indebted to the Corporation and the Corporation is not indebted to any Related Party.

(c)	No Related Person: (i) to Vendor's Knowledge, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a competitor or material supplier, dealer, lessor or lessee of the Target Corporation; or (ii) has any interest in any material assets used or held for use by the Target Corporation.

Section 3.23          Books and Records. The Books and Records of the Target Corporation, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Target Corporation contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Target Corporation, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. At the Closing, all the Books and Records will be in the possession of the Target Corporation.

Section 3.24          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Vendor or the Target Corporation.

Section 3.25          Anti-Money Laundering and Anti-Corruption Practices

(a)	Neither the Target Corporation nor any of its directors, officers or employees or, to Vendor's Knowledge, agents, consultants or representatives:

(i)	has violated, and Vendor's execution and delivery of and performance of its obligations under this Agreement will not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money-laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licences issued thereunder, in each case to which either the Target Corporation or Vendor is subject;

(ii)	has, in the course of its actions for, or on behalf of, the Target Corporation (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the Bribery Act (UK) or other similar Laws of other jurisdictions, (E) violated or taken any act that would violate the Special Economic Measures Act (Canada) (“SEMA”) or other similar Laws of other jurisdictions, or (F) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) (“FACFOA”) or other similar Laws of other jurisdictions, in each case to which the Target Corporation are subject;

(iii)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

(iv)	is a “specially designated national” or “blocked person” under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

(v)	has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

(b)	The Target Corporation have adopted, implemented and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance with Laws related to money laundering, CFPOA, SEMA, FACFOA and FCPA and the UK Bribery Act to the extent applicable.

Section 3.26          Full Disclosure. No representation or warranty by Vendor in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and Warranties of Purchaser

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Purchaser represents and warrants to Vendor that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01          Corporate Status and Authorization of Purchaser. Purchaser is a corporation incorporated and validly existing under the Laws of the province of Québec and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Purchaser has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. Purchaser has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Vendor) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

Section 4.02          No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as contemplated in Section 6.01 and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

Section 4.04          Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.05          Legal Proceedings. There are no Actions pending or, to Purchaser's knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06          Investment Canada Act. Purchaser is not a “non-Canadian” within the meaning of the ICA.

ARTICLE V

Covenants

Section 5.01          Resignations. Vendor shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Target Corporation, except for Philippe Pellerin who shall remain an officer and a director of the Target Corporation.

Section 5.02          Confidentiality. From and after the Closing, Vendor shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Target Corporation, except to the extent that Vendor can show that such information: (a) is generally available to, and known by, the public through no fault of Vendor, any of its Affiliates or any of their respective Representatives; or (b) is lawfully acquired by Vendor, any of its Affiliates or any of their respective Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Vendor, any of its Affiliates or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Vendor shall promptly notify Purchaser in writing and shall disclose only that portion of such information that Vendor is advised by its counsel in writing is legally required to be disclosed; provided that Vendor shall use its reasonably best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.03          Personal Information Privacy. Purchaser shall, at all times, comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to Purchaser by Vendor or the Target Corporation under this Agreement. Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Target Corporation and the Business as contemplated in this Agreement and completing the transactions contemplated in this Agreement. Purchaser shall safeguard all Personal Information collected from Vendor or the Target Corporation in a manner consistent with the degree of sensitivity of the Personal Information and maintain, at all times, the security and integrity of the Personal Information. Purchaser shall not make copies of the Personal Information or any excerpts thereof or in any way recreate the substance or contents of the Personal Information if the purchase of the Shares is not completed for any reason and shall return all Personal Information to Vendor or, at Vendor's request, destroy such Personal Information at Vendor's sole cost.

Section 5.04          Non-Competition; Non-Solicitation

(a)	For a period commencing on the Closing Date and ending one (1) year after the Closing Date (the “Restricted Period”), Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in any business that would be directly or indirectly competitive with the Target Corporation as of the Closing Date in the Territory; (ii) have an interest in any Person that engages directly or indirectly in any business that would be directly or indirectly competitive with the Target Corporation as of the Closing Date in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Target Corporation and customers or suppliers of the Target Corporation. Notwithstanding the foregoing, Vendor may own, directly or indirectly, solely as an investment, securities of any Person traded on any stock exchange if Vendor is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)	During the Restricted Period, Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Employee or encourage any Employee to leave his or her employment or hire any Employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided that nothing in this Section 5.04(b) shall prevent Vendor or any of its Affiliates from hiring: (i) any Employee whose employment has been terminated by the Target Corporation or Purchaser; or (ii) after 180 days from the date of termination of employment, any Employee whose employment has been terminated by the Employee.

(c)	During the Restricted Period, Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Target Corporation or potential clients or customers of the Target Corporation for purposes of diverting their business or services from the Target Corporation.

(d)	Vendor acknowledges that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by Vendor of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

(e)	Vendor acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser's entering into this Agreement and consummating the transactions contemplated by this Agreement. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f)	Restrictive Covenant. The parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by Vendor under this Agreement with respect to the Business (collectively, the “Restrictive Covenants”). Accordingly, the parties hereto acknowledge and agree that: (i) no proceeds shall be received or receivable by Vendor for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares.

Section 5.05          Other Approvals and Consents

(a)	Vendor and Purchaser shall use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(b)	If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Target Corporation are a party is not obtained before the Closing, Vendor shall, after the Closing, cooperate with Purchaser and the Target Corporation in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Vendor shall use its commercially reasonable efforts to provide the Target Corporation with the rights and benefits of the affected Contract for the term thereof and, if Vendor provides such rights and benefits, the Target Corporation shall assume all obligations and burdens thereunder.

Section 5.06          Books and Records

(a)	To facilitate the resolution of any claims made against or incurred by Vendor before the Closing or, for any other reasonable purpose, for a period of ten (10) years after the Closing, Purchaser shall:

(i)	retain the Books and Records (including personnel files) of the Target Corporation relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Target Corporation; and

(ii)	upon reasonable notice, afford the Representatives of Vendor reasonable access (including the right to make, at Vendor's expense, photocopies), during normal business hours, to the Books and Records.

(b)	To facilitate the resolution of any claims made by or against or incurred by the Target Corporation after the Closing, or for any other reasonable purpose, for a period of ten (10) years after the Closing, Vendor shall:

(i)	retain the Books and Records (including personnel files) of Vendor that relate to the Target Corporation and its operations for periods before the Closing; and

(ii)	upon reasonable notice, afford the Representatives of Purchaser or the Target Corporation reasonable access (including the right to make, at Purchaser's expense, photocopies), during normal business hours, to the Books and Records.

(c)	Neither Purchaser nor Vendor shall be obligated to provide the other party with access to any Books or Records (including personnel files) under this Section 5.06 where such access would violate any Law.

Section 5.07          Benefit Plans and Employees

(a)	On Closing, the participation of the Employees in the Benefit Plans will cease and Vendor shall, subject to this Section 5.07(a) and Section 5.07(d) cease to have any liability or obligation to the Corporation, the Employees or any former employees of the Corporation.

(b)	Purchaser agrees to provide or cause the Target Corporation to establish and provide, effective as of the Closing Date, benefit plans that contain benefit provisions that are substantially similar in the aggregate to those provided under the existing Benefit Plans immediately before the Closing Date (the “Purchaser Benefit Plans”). Purchaser will use commercially reasonable efforts to obtain waiver of insurability requirements, actively at work requirements, pre-existing conditions, exclusions and eligibility periods in respect of the Purchaser Benefit Plans and shall honour any deductible, co-payments, co-insurance or out-of-pocket expenses paid or incurred by such Employees, including with respect to their covered dependents, under the Benefit Plans from the beginning of the current coverage period to the Closing Date, as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Benefit Plans; provided that, during the period from the Closing Date to the end of the current coverage period, for the purposes of determining the maximum benefit under a Purchaser Benefit Plan, Purchaser may recognize amounts that had been paid before the Closing in such current coverage period in respect of an Employee under a corresponding Benefit Plan. Without limiting the foregoing, any Employee's maximum benefit amount recognized under a Benefit Plan will remain unchanged and in place for the remainder of the calendar year under the comparable Purchaser Benefit Plan upon Closing. Nothing in this Section 5.07(b) prohibits Purchaser from changing any of the provisions under the Purchaser Benefit Plans at any time.

(c)	Purchaser shall indemnify and hold harmless the Vendor in respect of any Liability owed to Employees to the extent resulting from the Purchaser Benefit Plans or constructive dismissal or breach of contract claims that arise after Closing relating to the Purchaser Benefit Plans or the other terms and conditions of the Employees after Closing but excluding any Liability that Purchaser was unaware of as a result of a breach by Vendor of any of its representations and warranties in this Agreement (without reference to any survival period otherwise provided in this Agreement).

(d)	Purchaser shall not be responsible for Pre-Closing Benefit Liability or any Equity Compensation Plan Liability, and Vendor shall indemnify Purchaser for any, and all, Pre-Closing Benefit Liability and Equity Compensation Liability under Section 7.02.

Section 5.08          Pre-Closing Tax Period and Closing Date Tax Year

(a)	On or before the statutory due date, Vendor shall prepare in accordance with applicable Law and past practice of the Target Corporation and after providing Purchaser with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review and, in the case of any Tax Returns upon receipt of Purchaser's approval, not to be unreasonably withheld, conditioned or delayed, file, on behalf of and in the name of the Corporation, all income Tax Returns of the Target Corporation required by Law to be filed for any Pre-Closing Tax Period of the Target Corporation that are not required to be filed on or before the Closing Date.

(b)	On or before the statutory due date, Purchaser shall prepare in accordance with applicable Law and past practice of the Target Corporation and after providing Vendor with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review and, in the case of any Tax Returns upon receipt of Vendor's approval, not to be unreasonably withheld, conditioned or delayed, file, on behalf of and in the name of the Target Corporation, all income Tax Returns of the Target Corporation required by Law to be filed for the taxation year of the Target Corporation that includes the Closing Time (the “Closing Date Tax Year”).

(c)	After Closing, Purchaser shall provide, and shall cause the Target Corporation to provide, to Vendor such information and assistance as is reasonably requested by the Vendor for the purposes of preparing the Tax Returns referred to in Section 5.08(a).

(d)	The parties will inform each other of, and cooperate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Target Corporation in respect of any Pre-Closing Tax Period or in connection with the Closing.

(e)	If Purchaser or the Target Corporation receive an assessment or reassessment (each, an “Assessment”) from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period or any Tax Return filed for the Closing Date Tax Year, Purchaser shall deliver or cause to be delivered to Vendor a copy of the Assessment within 30 days of receiving the Assessment, provided that the failure to do so shall not affect the indemnification provided hereunder except only to the extent that Vendor shall have been actually prejudiced as a result of such failure. The parties will cooperate in responding to or contesting any Assessment.

Section 5.09          Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.10         Public Company Obligations. The Parties acknowledge that, as a second-tier subsidiary of a publicly traded company listed on the NASDAQ Capital Market, the Target Corporation may be subject to reporting or disclosure requirements of Canadian securities regulatory authorities, the United States Securities and Exchange Commission and/or the NASDAQ stock exchange in connection with the transactions contemplated by this Agreement. The Parties agree to work collaboratively to perform all such acts and things as may be required and to execute and deliver any and all documents or instruments necessary to comply with such requirements.

Section 5.11          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

Conditions to Closing

Section 6.01          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof.

(b)	The Parties shall have obtained all necessary and required third party consents as well as regulatory approvals of the transactions contemplated by this Agreement, including, without limitation, all necessary approvals from any Governmental Authorities, including any stock exchange, which the Parties have endeavoured to work collaboratively to apply and exert all commercially reasonable efforts to obtain the forgoing and foresaid consents and approvals.

Section 6.02          Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser's waiver, at or before the Closing, of each of the following conditions:

(a)	Other than the representations and warranties of Vendor set out in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Vendor set out in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Vendor set out in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)	Vendor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Vendor shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)	No Action shall have been commenced against Purchaser, Vendor or the Target Corporation that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)	All approvals, consents and waivers that are listed in Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Purchaser, at or before the Closing.

(e)	From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)	The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto, and true and complete copies thereof shall have been delivered to Purchaser.

(g)	Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Vendor, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) has been satisfied.

(h)	Purchaser shall have received a certificate of the Secretary (or equivalent officer) of Vendor certifying that attached thereto are true and complete copies of all resolutions adopted by the shareholder(s) and the board of directors of Vendor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)	Purchaser shall have received resignations of the directors and officers of the Corporation under Section 5.01.

(j)	Vendor shall have delivered to Purchaser a certificate of compliance (or its equivalent) for the Target Corporation from the Governmental Authority of the jurisdiction under the Laws in which the Target Corporation is incorporated.

(k)	Vendor shall have delivered to Purchaser a certificate stating that Vendor is not a non-resident of Canada within the meaning of the Tax Act.

(l)	Vendor shall have delivered, or caused to be delivered, to Purchaser share certificates representing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

(m)	Vendor shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03          Conditions to Obligations of Vendor. The obligations of Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Vendor's waiver, at or before the Closing, of each of the following conditions:

(a)	Other than the representations and warranties of Purchaser set out in Section 4.01 and Section 4.03, the representations and warranties of Purchaser set out in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser set out in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)	Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Purchaser shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)	No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, that restrains or prohibits any material transaction contemplated hereby.

(d)	All approvals, consents and waivers that are listed in Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Vendor, at or before the Closing.

(e)	The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto, and true and complete copies thereof shall have been delivered to Vendor.

(f)	Vendor shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied.

(g)	Vendor shall have received a certificate of the Secretary of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)	Vendor shall have received a certificate of the Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)	Purchaser shall have delivered to Vendor cash in an amount equal to the VMT Cash Amount and the SEBI Cash Amount, as applicable, by certified cheque or wire transfer in immediately available funds, to an account or accounts designated at least two Business Days before the Closing Date by Vendor in a written notice to Purchaser.

(j)	Purchaser shall have delivered to Vendor such other documents or instruments as Vendor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

Indemnification

Section 7.01          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is thirty-six (36) months from the Closing Date; provided that the representations and warranties in: (a) Section 3.01, Section 3.03, Section 3.24, Section 4.01 and Section 4.03 shall survive indefinitely; and (b) Section 3.19 and Section 3.21 shall survive for the full period of the applicable limitation period (giving effect to any waiver or extension thereof) plus 60 days. All covenants and agreements of the parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 7.02          Indemnification by Vendor. Subject to the other terms and conditions of this ARTICLE VII, Vendor shall indemnify and defend each of Purchaser and its Affiliates (including the Target Corporation) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Vendor set out in this Agreement or in any certificate or instrument delivered by or on behalf of Vendor under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Vendor under this Agreement.

Section 7.03          Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE VII, Purchaser shall indemnify and defend each of Vendor and its Affiliates and their respective Representatives (collectively, the “Vendor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Vendor Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under this Agreement.

Section 7.04          Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)	For purposes of this ARTICLE VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05          Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defence; provided that, if the Indemnifying Party is Vendor, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third-Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Target Corporation; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defence of any Third-Party Claim, subject to Section 7.05(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defence of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defence thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defences available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defence of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(a), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Vendor and Purchaser shall cooperate with each other in all reasonable respects in connection with the defence of any Third-Party Claim, including making available (subject to the provisions of Section 5.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third-Party Claim.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(a). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defence of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defence under Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Target Corporation’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that, if the Indemnifying Party does not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 7.07          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08          Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.02 or Section 6.03, as the case may be.

Section 7.09          Exclusive Remedies. Subject to Section 5.03 and Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or wilful misconduct.

ARTICLE VIII

Miscellaneous

Section 8.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Vendor:	7858078 Canada Inc. c/o Alexandre Mongeon, President 730 boulevard du Curé-Boivin Boisbriand, Québec J7G 2A7 Canada
	Email:	am@v-mti.com

If to Purchaser:	Stratégies EB Inc. c/o Philippe Pellerin 9 rue Alfred-Laliberté Notre-Dame-De-L’Île-Perrot, Québec J7W 0V2 Canada
	Email:	philippe.pellerin@me.com

Section 8.03          Interpretation. For purposes of this Agreement: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.06          Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07          Joint and Several Obligations. Unless the context otherwise requires, all obligations of the Vendor under this Agreement are joint and several.

Section 8.08          Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that, before the Closing Date, Purchaser may, without the prior written consent of Vendor, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.09          No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

Section 8.10          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11          Governing Law; Forum Selection; Choice of Language

(a)	This Agreement shall be governed by and construed in accordance with the Laws of the province of Québec and the federal Laws of Canada applicable therein.

(b)	Any Action arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of the province of Québec, and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such Action. The parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

(c)	The parties confirm that it is their express wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les parties aux présentes confirment leur volonté expresse que cette convention, de même que tous les documents s'y rattachant, y compris tous avis, annexes et autorisations s'y rattachant, soient rédigés en langue anglaise seulement.

Section 8.12          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VENDOR:
7858078 CANADA INC.

	Per:	/s/ Raffi Sossoyan
		Name:	Raffi Sossoyan
		Title:	Vice-President and Secretary

I have the authority to bind the corporation.

PURCHASER:
STRATÉGIES EB INC.

	Per:	/s/ Philippe Pellerin
		Name:	Philippe Pellerin
		Title:	President

I have the authority to bind the corporation.

CORPORATION:
EB RENTAL, LTD.

	Per:	/s/ Philippe Pellerin
		Name:	Philippe Pellerin
		Title:	President

I have the authority to bind the corporation.